                                                                    EXHIBIT 2.04

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is made and entered into as of March 2, 2000 by and among DoveBid, Inc., a Delaware corporation ("DoveBid"), Philip Pollack & Co., Inc., an Illinois corporation, (the "Company"), Ross J. Pollack ("R.Pollack") and Philip Pollack ("P.Pollack") (each of R.Pollack and P.Pollack hereinafter individually referred to as a "Shareholder" and collectively referred to as the "Shareholders").

     R.Pollack and P.Pollack own beneficially and of record all of the issued and outstanding capital stock of the Company.

     DoveBid desires to purchase from the Shareholders, and each Shareholder desires to sell to DoveBid, all shares of the capital stock of the Company owned by the Shareholders (collectively, the "Shares") on the terms and conditions set forth in this Agreement.

     Now, therefore, the parties agree as follows:


                                   ARTICLE I
                            STOCK SALE AND PURCHASE

     1.1    Agreement to Sell and Purchase Stock.  At the Closing, each
            -------------------------------------
Shareholder shall sell, transfer and deliver to DoveBid, and DoveBid shall purchase and accept from each Shareholder, all of the Shares owned by such Shareholder, free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other claims, encumbrances, agreements, arrangements or commitments of any kind or character (collectively, "Liens") in exchange for the following aggregate consideration (the "Purchase Price"), which shall be subject to reduction in accordance with Section 1.2:

            (i) cash in the amount of $1,307,808.30 (the "Closing Payment"), of which $653,904.15 shall be paid to P.Pollack and $653,904.15 shall be paid to R.Pollack, in each case, subject to reduction in accordance with Section 1.2;

            (ii) cash in the amount of $225,000, to be paid to the Shareholders as provided in Section 1.4 below (the "Deferred Payment");

            (iii) two convertible subordinated promissory notes, one payable to P.Pollack in the principal amount of $1,375,000 and one payable to R.Pollack in the principal amount of $1,375,000, each in the form attached hereto as Exhibit
                                                                        -------
A (each, a "Convertible Subordinated Promissory Note"); and
-

            (iv) cash in the amount of $217,191.70 to be paid to the Shareholders as provided in Section 1.5 below (the "Judgment Amount").

     1.2    Purchase Price Adjustment.  At the Closing, the Shareholders shall
            -------------------------
deliver a balance sheet of the Company as of the business day immediately preceding the date of the Closing (the "Closing Balance Sheet"), in each case, prepared in accordance with United States generally accepted accounting principles ("GAAP") excluding notes, together with a detailed list of all accrued expenses and liabilities of the Company as of the Closing Date as determined in accordance with GAAP (the "Closing Liabilities Schedule"). In the event that the aggregate book value of stockholders' equity of the Company, determined in accordance with GAAP, consistently applied with prior periods, set forth on the Closing Balance Sheet (such amount, the "Closing Stockholders' Equity") is less than $450,000, the initial aggregate Purchase Price of $4,500,000 shall be reduced by one dollar for each dollar that Closing Stockholders' Equity is less than $450,000. In the event of any reduction in the Purchase Price, the respective Closing Payments to the Shareholders shall be proportionately reduced, and such reduced aggregate consideration shall constitute the "Purchase Price" for all purposes under this Agreement.

     1.3    Closing.  The purchase and sale of the Shares, and the consummation
            -------
of the other transactions contemplated hereby (the "Closing"), will take place at the offices of DoveBid at 1241 East Hillsdale Boulevard, Foster City, California at 10:00 a.m. Pacific Time, on March 2, 2000 or, if all conditions to closing have not been satisfied or waived by said date, at such other time and place as DoveBid and Shareholders shall mutually agree upon. At the Closing, the Shareholders will deliver to DoveBid certificates representing all of the Shares, duly endorsed for transfer to DoveBid, against delivery to the Shareholders by DoveBid of the Purchase Price. The date on which the Closing occurs is referred to herein as the "Closing Date."

     1.4    Deferred Payment.
            ----------------

     (a)    Closing Stockholders' Equity.  On or prior to the 90th calendar day
            -----------------------------
following the Closing Date, DoveBid shall provide Ross J. Pollack as representative of the Shareholders (the "Representative") with a certificate, signed by an officer of DoveBid, stating whether Purchaser believes that the amount of Closing Stockholders' Equity used to determine the Purchase Price pursuant to Section 1.2 hereof ("Original CSE") was correct or incorrect, and if incorrect, DoveBid's revised calculation of Closing Stockholders' Equity ("Revised CSE"), together with detailed calculations substantiating such revised calculation. In the event that such certificate states that the Original CSE was correct, DoveBid shall pay to the Representative (for distribution by him to the Shareholders) $112,500. In the event that such certificate sets forth a Revised CSE, within five business days of the Representative's receipt of such certificate, Representative shall either (a) agree with such revised calculation by countersigning such certificate and delivering a copy thereof to DoveBid, whereupon DoveBid shall (i) retain an amount of the Deferred Payment (which amount shall not be capped at $112,500) equal to the amount by which the Original CSE exceeds the Revised CSE (such excess, the "CSE True-Up") and (ii) pay to the Representative an amount (for distribution by him to the Shareholders) equal to (x) $112,500 minus (y) the CSE True-Up, or (b) disagree with such revised calculation, whereupon DoveBid and the Representative shall submit such dispute to arbitration as if it were a Contested Claim, as defined in Article VIII hereof, in accordance with Section 8.7 hereof. If the Representative shall not have responded within such five business day period, the Representative shall be deemed to have agreed with such revised calculation and the payments set forth in clause (a) of the preceding sentence.

     (b)    Deferred Payment Balance. On the six month anniversary of the
            ------------------------
Closing Date, DoveBid shall pay the balance of the Deferred Payment, if any, to the Representative (for distribution by him to the Shareholders) provided that, if on such date, there is outstanding an unresolved Notice of Claim or Contested Claim (as defined in Article VIII hereof), an amount equal to the amount of Damages (as defined in Article VIII hereof), claimed in such Notice of Claim or Contested Claim shall be withheld from such payment to the Representative, pending resolution of the Notice of Claim or Contested Claim pursuant to the
Article VIII hereof.

     1.5    Judgment Amount.  The Judgment Amount shall be deposited by DoveBid
            ----------------
into an interest bearing bank account pending the resolution of the matter of the default judgment (the "Default Judgment") entered against the Company in

Rangen, Inc. v. Philip Pollack & Co., Inc. (Case No. CV-97-1619) (the "Rangen
------------------------------------------
Litigation") in the District Court of the Fifth Judicial District of the State of Idaho on August 4, 1999. The Shareholders shall use best efforts to have the Default Judgment vacated or otherwise settled and DoveBid agrees to promptly pay the Judgment Amount, together with all interest paid thereon, to the Representative (for distribution by him to the Shareholders) (i) in the event that the Default Judgment is vacated, the Rangen Litigation is dismissed with prejudice and the Company is released of all claims thereunder, or (ii) upon receipt of satisfactory evidence of the settlement of the Rangen Litigation and the release of all claims against the Company thereunder.



                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                     OF THE SHAREHOLDERS AND THE COMPANIES

     Except as specifically set forth in the disclosure letter provided by the Shareholders and the Company to DoveBid simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "Company Disclosure Letter"), the parts of which are numbered to correspond to the sections of this Agreement, each of the Shareholders and the Company hereby jointly and severally represent and warrant to DoveBid as follows:

     2.1    Organization and Good Standing.  The Company is a corporation duly
            ------------------------------
organized, validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to conduct business in each jurisdiction in which the character of the properties owned, leased or licensed by it or the nature of such activities makes such qualification necessary.

     2.2    Power, Authorization and Validity.
            ---------------------------------

            2.2.1 The Company and each Shareholder has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which the Company and each Shareholder is or will be a party that are required to be executed pursuant to this Agreement (the "Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly and validly approved and authorized by the Company's Board of Directors and the Shareholders. Each

Shareholder is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

            2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable the Company or the Shareholders to enter into, and to perform their respective obligations under, this Agreement and the Ancillary Agreements, except for such qualifications and filings as may be required to comply with federal and state securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing, and will, in the case of filings, be made within the time prescribed by applicable law.

            2.2.3 This Agreement and the Ancillary Agreements are, or when executed by the Company and the Shareholders will be, valid and binding obligations of the Company and the Shareholders enforceable against the Company and the Shareholders in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     2.3    Capitalization.  The authorized capital stock of the Company
            --------------
consists entirely of 10,000 shares of common stock, no par value, and 1,000 shares of preferred stock, no par value, of which a total of 1,000 shares of common stock are issued and outstanding, and of which 500 shares are owned beneficially and of record by R.Pollack and 500 shares are owned beneficially and of record by P.Pollack, and no other entity or individual owns either beneficially or of record, any other equity interest of the Company. On the date of this Agreement each Shareholder has, and on the Closing Date each Shareholder will have, good and marketable title to that number of shares of capital stock of the Company set forth in this Section 2.3, free and clear of any and all Liens, which shares do and shall constitute collectively all of the outstanding shares of the Company's capital stock. On the date of this Agreement, there are no, and on the Closing Date, there will be no, options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of shares of the Company's capital stock or any securities convertible into or exchangeable for shares of the Company's capital stock or obligating the Company to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement. There is no voting agreement, right of first refusal or other restriction (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company's outstanding securities. Each share of the Company's capital stock has been duly authorized and validly issued, is fully paid and nonassessable, is not subject to any right of rescission, and has been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws, other laws and requirements set forth in applicable agreements or instruments. The Company is not under any obligation to register under the Securities Act, any of its presently outstanding securities or any securities that may be subsequently issued.

     2.4    Subsidiaries. The Company does not have any subsidiaries or any
            -------------
interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

     2.5    No Conflict. Neither the execution and delivery of this Agreement
            -----------
nor any Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, default, impairment or violation of (a) any provision of the Articles of Incorporation, bylaws or other governance document of either of the Company, (b) any instrument or contract to which the Company or any Shareholder is a party or by which either of the Company or either Shareholder is a party, or any of the Company' or Shareholders' assets or properties are bound or affected, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to either of the Company or either Shareholder or their respective assets or properties. The consummation of the transactions contemplated by this Agreement does not and will not require the consent, waiver, release or approval of any third party.

     2.6    Litigation.  There is no action, proceeding, claim or investigation
            -----------
pending against the Company before any court or administrative agency, nor has any such action, proceeding, claim or investigation been threatened. There is no reasonable basis for any shareholder or former shareholder of the Company, or any other person, firm, corporation, or entity, to assert a claim against the Company, any Shareholder or DoveBid based upon: (a) ownership or rights to ownership of any shares or other ownership interest in the Company, (b) any rights as a shareholder of the Company, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among the Company and its shareholders. There are no outstanding orders, awards, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Company or their assets, properties or securities.

     2.7    Taxes.  The Company has timely filed all federal, state, local and
            -----
foreign tax returns required to be filed, have paid all taxes required to be paid in respect of all periods for which returns have been filed, have established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, have made all necessary estimated tax payments, and have no liability for taxes in excess of the amount so paid or accruals or reserves so established. All accruals or reserves for taxes on the Closing Balance Sheets will be established in the ordinary course of business. The Company is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. The Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding the Company or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of the Company has ever been audited by the Internal Revenue Service or any state taxing agency or authority. There is not in effect any waiver by the Company of any statute of limitations with respect to any taxes; and the Company has not consented to extend to a date later than the date hereof the period in which any tax may be assessed or collected by any taxing authority. The Company is not a "personal holding company" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). The Company has not filed any election under Section 341(f) of the Code. The Company has withheld with respect to each of its employees and independent contractors all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law.

     For the purposes of this Agreement, the terms "tax" and "taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

     2.8    Financial Statements. The Company has delivered to DoveBid, attached
            --------------------
hereto as Exhibit B, copies of: (a) the Company's unaudited consolidated balance
          ---------
sheet as of December 31, 1999 (the "Balance Sheet") and (b) the Company's unaudited consolidated income statement and statement of cash flows for the ten months ended December 31, 1999 (together, with the Balance Sheet and the Closing Balance Sheet, the "Financial Statements"). The Financial Statements (a) are in accordance with the books and records of the Company, (b) fairly present the financial condition of the Company at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with GAAP excluding notes. The Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements and the Closing Liabilities Schedule.

     2.9    Title to Assets and Properties.  The Company has good and marketable
            -------------------------------
title to all of its assets as shown on the Balance Sheets and Closing Balance Sheets, free and clear of all Liens (other than for taxes not yet due and payable). All machinery and equipment included in such assets is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, or has received any notice of violation with which it has not complied.

     2.10   Absence of Certain Changes.  Since December 31, 1999, there has not
            --------------------------
been with respect to the Company:

            (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon;

            (b) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

            (c) any mortgage, encumbrance or Lien placed on any of the properties thereof;

            (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business in individual amounts less than $25,000;

            (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business in individual amounts less than $25,000;

            (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

            (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the membership interests thereof;

            (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, managers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, managers, employees or agents;

            (i) any change with respect to the management, supervisory or other key personnel thereof;

            (j) any payment or discharge of a Lien or liability thereof which Lien was not either shown on the Balance Sheet or incurred in the ordinary course of business thereafter;

            (k) any obligation or liability incurred thereby to any of its officers, employees, directors or shareholders or any loans or advances made thereby to any of its officers, employees, directors or shareholders except normal compensation and expense allowances payable to officers and employees;

            (l) any amendment or change in the Articles of Incorporation, bylaws or other governing documents of the Company; or

            (m) any change in the accounting policies or procedures of the Company.

     2.11   Contracts and Commitments.  Section 2.11 of the Company Disclosure
            -------------------------
Letter sets forth a list of each of the following oral or written contracts, agreements, understandings and arrangements, a true and complete copy of each (or, in the case of an oral agreement, a written summary of all of the material terms of which) has been provided to DoveBid:

            (a) Contract, agreement or other understanding or arrangement providing for payments by or to the Company in an aggregate amount of $25,000 or more in any year;

            (b) Company IP Rights Agreement (as defined in Section 2.12), and contract, license, agreement or other understanding or arrangement as licensor or licensee;

            (c) Contract, lease, license, agreement or other understanding or arrangement for the lease of real or personal property;

            (d) Joint venture contract or arrangement or any other agreement that involves or could involve a sharing of profits, expenses or losses with any other party;

            (e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business and for no more than $25,000 in amount, and except as disclosed in the Financial Statements;

            (f) Contract, agreement or other understanding or arrangement containing covenants purporting to limit the Company's freedom to compete in any line of business in any geographic area, or which grants any exclusive rights or obligations;

            (g) Contract, agreement or other understanding or arrangement for or relating to the employment of any officer, employee, contractor, or consultant of the Company; or

            (h) Any other agreement not specified above which is material to the business of the Company.

     All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments identified in this Section 2.11 are valid and in full force and effect. The Company is not, nor, to the knowledge of the Company, is any other party thereto, in material breach or default under the terms of any such agreement, contract, plan, lease, instrument, arrangement, license or commitment. The Company does not have any liability for renegotiation of government contracts or subcontracts, if any.

     2.12   Intellectual Property.  The Company owns, or has a valid right to
            ---------------------
use, sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of business as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Company IP Rights") and such rights to use, sell or license are sufficient for the conduct of the Company's businesses as presently conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute a breach of any instrument or agreement governing or affecting any Company IP Rights (the "Company IP Rights Agreements"), do not and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company IP Right or impair the right of the Company to use, sell or license any Company IP Right or portion thereof. There is no royalty, honoraria, fee or other payment payable by the Company to any person by reason of the ownership, use, license, sale or disposition of any Company IP Right (other than as set forth in the Company IP Rights Agreements listed in Section 2.11 to the Company Disclosure Schedule). Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by the Company or currently under development by the Company or the provision of any service currently provided by the Company or currently planned to be provided by the Company violates any license or agreement between the Company and any third party or infringes any Intellectual Property Right of any other person or entity; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right nor is there any basis for any such claim, nor has the Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts, or will conflict, with the rights of any other person or entity, nor is there any basis for any such assertion. The Company has taken reasonable and necessary steps designed to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in, all Company IP Rights. Each officer, employee and consultant of the Company has executed and delivered to the Company an agreement in the form provided to DoveBid regarding the protection of proprietary information and the assignment to the Company of all Intellectual Property Rights arising from the services performed for the Company by such person. Section 2.12 to the Company Disclosure Schedule contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by the Company to perfect or protect its interest in Company IP Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications and service marks. As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial or intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet or World Wide Web URLs or addresses, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

     2.13   Compliance with Laws.  The Company has complied, or prior to the
            --------------------
Closing Date will have complied, and is or will be at the Closing in material compliance with, all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof, including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, hazardous materials, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. The Company has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. There are no legal or administrative proceedings or investigations involving the Company pending or threatened before any governmental entity.

     2.14   Certain Transactions and Agreements.  None of the officers,
            -----------------------------------
directors, shareholders or employees of the Company, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with the

Company (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of said officers directors, shareholders or employees, nor any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with the Company, except for normal compensation for services as an officer, director, shareholder or employee thereof. None of said officers, directors, shareholders or employees nor any member of their immediate families has any interest in any property, real or personal, tangible or intangible, including any Intellectual Property Rights, used in or pertaining to the business of the Company, except for the normal rights of a shareholder of the Company.

     2.15.  Employees, ERISA and Other Compliance.
            -------------------------------------

            2.15.1 The Company does not have any employment contract or consulting agreement currently in effect that is not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All officers, directors, employees and consultants of the Company having access to proprietary information have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company; true and complete copies of the form of all such agreements have been delivered to DoveBid.

            2.15.2 The Company (i) has not ever been nor are now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) has no current labor disputes. The Company has good labor relations, and have no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of their key employees intends to leave its employ.

            2.15.3  Section 2.15.1 to the Company Disclosure Schedule identifies
(i) each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between the Company and any employee of the Company, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by the Company under which the Company or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "Company Employee Plans").
For purposes of this Section 2.15, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company. Copies of all Company Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to DoveBid, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Company Employee Plan. All

Company Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "Company Pension Plans"), are identified as such in Section
2.15.3 to the Company Disclosure Schedule. All contributions due from the Company with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Financial Statements. Each Company Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Company Employee Plans.

            2.15.4 No Company Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Company Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Employee Plan which is covered by Title I of ERISA which would result in a liability to the Company, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has or will make the Company or any officer or director of the Company subject to any liability under Title I of ERISA or liable for any tax (as defined in Section 2.7 hereof) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

            2.15.5 Any Company Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "Company 401(a) Plan") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has delivered to DoveBid a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Company 401(a) Plan.

            2.15.6 Section 2.15.6 to the Company Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses and all forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a Company Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by the Company and (C) covers any employee or former employee of the Company. Such contracts, plans and arrangements as are described in this Section 2.15.6 are herein referred to collectively as the "Company Benefit Arrangements." Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Company Benefit Arrangement. The Company has delivered to DoveBid a complete and correct copy or description of each Company Benefit Arrangement.

            2.15.7 There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Employee Plan or Company Benefit Arrangement that would increase the expense of maintaining such Company Employee Plan or Company Benefit Arrangement above the level of the expense incurred in respect thereof since the date of the Balance Sheet.

            2.15.8 The Company has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of
Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of the Company.

            2.15.9 No benefit payable or which may become payable by the Company pursuant to any Company Employee Plan or any Company Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

            2.15.10 The Company is in compliance with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

            2.15.11 No employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject the Company to any liability.

            2.15.12 A list of all employees, officers, directors and consultants of the Company and their current compensation is set forth on Section 2.15.12 to the Company Disclosure Schedule.

            2.15.13 The Company is not a party to any (a) agreement with any officer, director, shareholder or other employee thereof (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company in the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.16  Company Documents.  The Company has made available to DoveBid for
           -----------------
examination true and complete copies of all documents and information listed in the Company Disclosure Schedule or other exhibits called for by this Agreement which has been requested by DoveBid and/or its legal counsel, including, without limitation, the following: (a) copies of the Company' Articles of Incorporation, bylaws and other governance documents as currently in effect; (b) all records of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) its journal reflecting all equity issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents.

     2.17  No Brokers.  Neither the Company nor the Shareholders are or will be
           ----------
obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

     2.18  Accounts Receivable.  Subject to the reserves set forth on the
           -------------------
Balance Sheets, if any, all accounts receivable of the Company set forth on the Balance Sheets have arisen in the ordinary course of the Company's businesses, represent valid, enforceable and fully collectible obligations due to the Company, and have been and are not subject to any set-off, counterclaim or future performance obligation on the part of the Company.

     2.19   Books and Records.
           -----------------

            2.19.1 The books, records and accounts of the Company (a) are in true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect the basis for the Financial Statements.

            2.19.2 The Company has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and
(ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     2.20   Insurance.  The Company maintains and at all times during the prior
            ----------
three years have maintained policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar in type and size to those of Company, including all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company are otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies. Prior to the Closing, the Shareholders shall have obtained, and fully prepaid all premiums associated with, "claims made" insurance for the Company for activities of the Company prior to the Closing, which insurance shall be assignable to DoveBid at the Closing, shall expire no earlier than the third anniversary of the Closing and shall contain coverage that is customary for the Company's industry and be reasonably acceptable to DoveBid. All policies of insurance now held by the Company are set forth in Section 2.20 of the Company Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.

     2.21   Disclosure. Neither the Company Disclosure Schedule, this Agreement,
            ----------
its exhibits and schedules, nor any of the certificates or documents to be delivered by the Company to DoveBid pursuant to this Agreement, taken together, contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF DOVEBID

     Except as specifically set forth in the disclosure letter provided by DoveBid to the Company simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "DoveBid Disclosure Letter"), the parts of which are numbered to correspond to the sections of this Agreement, DoveBid hereby represents and warrants to the Company as follows:

     3.1    Organization and Good Standing.  DoveBid is a corporation duly
            ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to conduct business in each jurisdiction in which the character of the properties owned, leased or licensed by it or the nature of such activities makes such qualification necessary except where the failure to be qualified will not have a material adverse effect on the business, operations or financial condition of DoveBid.

     3.2    Power, Authorization and Validity.
            ---------------------------------

            3.2.1 DoveBid has the corporate right, power and authority to enter into and perform its obligations under this Agreement, and all agreements to which DoveBid is or will be a party that are required to be executed pursuant to this Agreement (the "DoveBid Ancillary Agreements"). The execution, delivery and performance of this Agreement and the DoveBid Ancillary Agreements have been duly and validly approved and authorized by DoveBid's Board of Directors. No vote of the shareholders of DoveBid is required by the Certificate of Incorporation, bylaws, other governing documents of DoveBid or applicable law with respect to the due authorization and approval of this Agreement, the DoveBid Ancillary Documents or the transactions contemplated hereby and thereby.

            3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable DoveBid to enter into, and to perform its obligations under, this Agreement and the DoveBid Ancillary Agreements, except for (a) the filing of appropriate documents with the relevant authorities of California and Delaware and other states in which DoveBid is qualified to do business, if any, and (b) such qualifications and filings as may be required to comply with federal and state securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing, and will, in the case of filings be made within the time prescribed by applicable law.

            3.2.3 This Agreement and the DoveBid Ancillary Agreements are, or when executed by DoveBid will be, valid and binding obligations of DoveBid enforceable against DoveBid in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     3.3    No Conflict.  Neither the execution and delivery of this Agreement
            -----------
nor any DoveBid Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or bylaws of DoveBid, as currently in effect, (b) any instrument or contract to which DoveBid is a party or by which DoveBid's assets or properties are bound or affected, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to DoveBid or its assets or properties. DoveBid has received all necessary consents, waivers, approvals or releases of third parties in connection with the consummation of the transactions contemplated hereunder.

     3.4    Financial Condition. DoveBid has made available to the Company
            -------------------
copies of: (a) DoveBid's unaudited consolidated balance sheet as of December 31, 1999 (the "DoveBid Balance Sheet") and (b) DoveBid's unaudited consolidated income statement and statement of cash flows for the twelve months ended December 31, 1999 (together, with the DoveBid Balance Sheet, the "DoveBid Financial Statements"). The DoveBid Financial Statements (a) are in accordance with the books and records of the Company at the date therein indicated and the results of operations for the period therein specified. Since December 31, 1999, there has not been any change in the financial condition, properties, assets, liabilities, business or operations of DoveBid which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect on the business, operations or financial condition of DoveBid.

                                  ARTICLE IV
                             ADDITIONAL AGREEMENTS

     4.1    Advice of Changes. During the period from the date of this Agreement
            -----------------
until the earlier of the Closing or the termination of this Agreement, the Company will promptly advise DoveBid in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or at the Closing untrue or inaccurate in any material respect and (b) of any material adverse change in the Company's business, prospects, results of operations or financial condition. The Company agrees to cooperate with DoveBid's auditors in order to book financial entries in accordance with GAAP and in a manner acceptable to DoveBid and its auditors.

     4.2    Maintenance of Business.  During the period from the date of this
            -----------------------
Agreement until the earlier of the Closing or the termination of this Agreement, the Company will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If the Company becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of DoveBid in writing and, if requested by DoveBid, will exert its best efforts to restore the relationship.

     4.3    Conduct of Business.  During the period from the date of this
            -------------------
Agreement until the earlier of the Closing or the termination of this Agreement, the Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of an officer of DoveBid:

            (a)    borrow any money, or otherwise incur any indebtedness;

            (b) enter into any transaction not in the ordinary course of business;

            (c) take positions in assets greater than $1,000,000 without DoveBid's prior written consent, not to be unreasonably withheld;

            (d) make any expenditure or sale of fixed or other non-current assets in excess of $25,000 in the aggregate, outside the normal course of business;

            (e) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent that is not material to its business;

            (f) dispose of any of its assets except in the ordinary course of business consistent with past practice;

            (g) enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

            (h) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

            (i) fail to use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships and present agreements with suppliers, customers and others having business relations with the Company, or fail to maintain its current debt and lease instruments;

            (j) pay any bonus, increased salary or special remuneration to any officer, director, employee or consultant or enter into any new employment or consulting agreement with any such person, except as set forth in Section 4.3(j) of the Company Disclosure Schedule;

            (k)    change accounting methods, policies or procedures;

            (l) introduce any material new method of management or operations;

            (m) declare, set aside or pay any cash or stock dividend or other distribution in respect of any equity interest, or redeem or otherwise acquire any of its equity interests;

            (n) amend or terminate any contract, agreement or license to which it is a party, except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

            (o) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the Company 401(k) Plan;

            (p) guarantee or act as a surety for any obligation, except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

            (q) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

            (r) issue or sell any shares of its capital stock or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue any securities, or accelerate the vesting of any outstanding option or other security;

            (s) split or combine its outstanding securities or enter into any recapitalization affecting the number of shares outstanding or affecting any other of its securities;

            (t)    merge, consolidate or reorganize with, or acquire any entity;

            (u) amend its Articles of Incorporation, bylaws or any other governance document;

            (v) license any of its technology or Intellectual Property Rights except in the ordinary course of business consistent with past practice;

            (w) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return;

            (x) change any insurance coverage or issue any certificates of insurance; or

            (y) agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(x).

     4.4    Satisfaction of Conditions Precedent. From the date of this
            ------------------------------------
Agreement until the earlier of termination of this Agreement or the Closing, the Company will use its best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VI, and the Company will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     4.5    Regulatory Approvals. DoveBid, the Company and each Shareholder will
            --------------------
execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign that may be reasonably required, or that DoveBid may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. The Company and each Shareholder will use their best efforts to obtain all such authorizations, approvals and consents.

     4.6    Necessary Consents.  The Company and each Shareholder will use their
            ------------------
best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in DoveBid's judgment to allow the consummation of the transactions contemplated hereby and to allow DoveBid to carry on the Company' business after the Closing.

     4.7    Litigation. The Company will notify DoveBid in writing promptly
            ----------
after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

     4.8    No Other Negotiations.  From the date of this Agreement until the
            ---------------------
earlier of termination of this Agreement or the Closing, the Company and the Shareholders will not, and will not authorize or permit any officer, shareholder, director, employee, investment banker, attorney, agent, representative or affiliate of the Company, or any other person or entity, on its behalf to, directly or indirectly, solicit, initiate or encourage any offer from any person or entity or consider any inquiries or proposals received from any other person or entity, participate in any negotiations or discussions regarding, furnish to any person or entity any information with respect to, or enter into any agreement, commitment, letter of intent or understanding concerning, the possible disposition of all or any substantial portion of the Company's business, assets or equity interests by merger, sale or any other means (other than the transactions contemplated hereby with DoveBid). The Company will promptly and in any event within 24 hours notify DoveBid orally and in writing of any such inquiry or proposal, including the name of the persons making such proposal and all of the terms thereof. Any violation of the restrictions set forth in this section by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company shall be deemed to be a breach of this Section 4.8 by the Company.

     4.9    Access to Information.  From the date of this Agreement until the
            ---------------------
earlier of termination of this Agreement or the Closing, the Company will allow DoveBid and its agents reasonable access the files, books, records and offices of the Company, including, without limitation, any and all information relating to the Company's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. The Company will cause its accountants to cooperate with DoveBid and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

     4.10   Blue Sky Laws.  From the date of this Agreement until the earlier of
            -------------
termination of this Agreement or the Closing, the Company shall use its best efforts to assist DoveBid to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions that are applicable in connection with the transactions contemplated herein.

     4.11   Further Assurances.  The Company, the Shareholders and DoveBid shall
            ------------------
each deliver or cause to be delivered to the other, at such other times and places as shall be reasonably agreed, such additional instruments, and take such additional actions as can be taken without unreasonable expense, as any other may reasonably request for the purpose of carrying out this Agreement and the transactions contemplated hereby. The Shareholders and the Company will cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with DoveBid on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to Closing. Following the Closing, the Shareholders agree to cooperate with DoveBid in terminating the Business Loan Agreement between the Company and LaSalle Bank, N.A. dated as of January 18, 2000, and paying off all amounts borrowed by the Company thereunder; provided, that the obligation to fund such payoff shall be DoveBid's not the Shareholders.


                                   ARTICLE V
                      CONDITIONS PRECEDENT TO OBLIGATIONS
                     OF THE SHAREHOLDERS AND THE COMPANIES

     The obligations of the Shareholders and the Company with respect to actions to be taken at Closing are subject to the satisfaction, or waiver by the Shareholders, at or prior to Closing of all of the following conditions.

     5.1    Representations and Warranties; Covenants.  The representations and
            -----------------------------------------
warranties of DoveBid set forth in this Agreement shall be true and correct at the Closing with the same effect as though such representations and warranties had been made as of that time. The covenants set forth in this Agreement to be performed by DoveBid at or before the Closing shall have been duly performed. DoveBid shall have delivered to the Company a certificate to such effect dated the Closing Date signed by an authorized officer of DoveBid.

     5.2    Satisfaction.  All actions, proceedings, instruments and documents
            ------------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by DoveBid and shall be acceptable to the Shareholders.

     5.3    No Litigation.  No action or proceeding before a court or any other
            -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of the Company as a result of which the management of the Company deems it materially detrimental to the Company to proceed with the transactions hereunder.

     5.4    Consents and Approvals.  All necessary consents of and filings with
            ----------------------
any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     5.5    Convertible Subordinated Promissory Note and Subordination
            ----------------------------------------------------------
Agreement. DoveBid shall have executed and delivered each Convertible
---------
Subordinated Promissory Note and the Subordination Agreement attached as Annex A thereto.

     5.6    Employment Agreement.  DoveBid shall have executed and delivered to
            --------------------
Ross J. Pollack an Employment Agreement in substantially the form of Exhibit C
                                                                     ---------
attached hereto ("Employment Agreement").


                                  ARTICLE VI
                CONDITIONS PRECEDENT TO OBLIGATIONS OF DOVEBID

     The obligations of DoveBid with respect to actions to be taken at the Closing are subject to the satisfaction, or waiver by DoveBid, at or prior to the Closing of all of the following conditions.

     6.1    Representations and Warranties; Covenants.  The representations and
            -----------------------------------------
warranties of the Shareholders and the Company set forth in this Agreement shall be true and correct at the Closing with the same effect as though such representations and warranties had been made as of that time. The covenants set forth in this Agreement to be performed by the Shareholders and the Company on or before the Closing shall have been duly performed. The Shareholders and the Company shall have delivered to DoveBid a certificate to such effect dated the Closing Date signed by each of the Shareholders and the President of the Company.

     6.2    No Litigation.  No action or proceeding before a court or any other
            -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of DoveBid as a result of which the management of DoveBid deems it materially detrimental to DoveBid to proceed with the transactions hereunder.

     6.3    No Material Adverse Effect.  No event or circumstance shall have
            --------------------------
occurred between the execution of this Agreement and the Closing which would constitute a material adverse effect on the Company's business, prospects, financial condition or operating results; and DoveBid shall have received a certificate to such effect dated the Closing Date signed by the Shareholders and the President of the Company.

     6.4    Satisfaction.  All actions, proceedings, instruments and documents
            ------------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by the Company and shall be acceptable to DoveBid.

     6.5    Consents and Approvals.  All necessary consents of and filings with
            ----------------------
any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; the Company shall have obtained and delivered to DoveBid such additional consents to the transactions contemplated herein as DoveBid may reasonably request including, without limitation, DoveBid's receipt on or prior to Closing of consents of third parties listed in Section 2.5 of the Company Disclosure Schedule; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     6.6    Good Standing Certificate or Equivalent. DoveBid shall have received
            ---------------------------------------
evidence satisfactory to it that the Company is validly existing, in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes due by the Company for all periods prior to the Closing have been filed and paid. DoveBid's failure to require or receive such evidence in no way vitiates or affects the Company's or the Shareholders' representations and warranties regarding such matters and DoveBid's reliance on such representations or warranties.

     6.7    Convertible Subordinated Promissory Note and Subordination
            ----------------------------------------------------------
Agreement. Each Shareholder shall have executed and delivered to DoveBid his
---------
Convertible Subordinated Promissory Note and the Subordination Agreement attached as Annex A thereto.

     6.8    Employment Agreements.  Ross J. Pollack shall have executed and
            ---------------------
delivered to DoveBid his Employment Agreement.

     6.9    Release of Claims. DoveBid shall have received copies of a Release
            -----------------
of Claims executed by each Shareholder in substantially the form of Exhibit D
attached hereto.                                                    ---------

     6.10   Lease Matters.  The lessor of the Company's Wheeling, Illinois
            -------------
facility shall have consented to the assignment of the lease relating to the premises from the Company to DoveBid.

     6.11   Insurance Matters.  The Shareholders shall have obtained, and fully
            -----------------
prepaid all premiums associated with, "claims made" insurance for the Company for activities of the Company prior of the Closing that will be assigned to DoveBid at the Closing, that expire no earlier than the third anniversary of the Closing and that contain coverage that is customary for the Company's industry and is reasonably acceptable to DoveBid.

     6.12   Due Diligence.  The results of DoveBid's due diligence review of the
            -------------
Company's businesses, finances, practices and procedures shall be satisfactory to DoveBid in its sole discretion.

     6.13   Closing of DoveBid's Series C Financing.  DoveBid shall have closed
            ---------------------------------------
the sale of shares of its Series C Preferred Stock to investors on terms satisfactory to DoveBid in its sole discretion.


                                  ARTICLE VII
                                  TERMINATION

     7.1    Right to Terminate.  This Agreement may be terminated and the
            ------------------
transactions contemplated herein abandoned at any time prior to the Closing: (i) by the mutual written consent of the parties hereto (which, for purposes of this Article, DoveBid shall be considered one party and both Company and both Shareholders collectively shall be considered one party); (ii) by either party, if such party is not in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such other party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement and such breaching party fails to cure such material breach within fifteen days after written notice of such material breach from the non-breaching party; (iii) by either party, if there is a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated herein, or if any statute, rule, regulation or order is enacted, promulgated or issued or deemed applicable to the transactions contemplated herein by any governmental body that would make consummation of the transactions contemplated herein illegal; or (iv) by either party if the transactions contemplated herein have not occurred by March 2, 2000.

     7.2    Termination Procedures.  If either party wishes to terminate this
            ----------------------
Agreement pursuant to Section 7.1, such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis of such termination. Termination of this Agreement will be effective upon the receipt of such notice.

     7.3    Continuing Obligations.  Following any termination of this Agreement
            ----------------------
pursuant to this Article VII, the parties to this Agreement will continue to be liable for breaches of this Agreement prior to such termination and will continue to perform their respective obligations under Article IX. Except for the continuing obligations set forth in the preceding sentence, the parties to this Agreement will be without any further obligation or liability upon any party in favor of the other party.

                                 ARTICLE VIII
           SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

     8.1    Survival of Representations.  The representations, warranties,
            ---------------------------
covenants and agreements of DoveBid contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or the Closing Date, whereupon such representations, warranties, covenants and agreements will expire (except for covenants that by their terms survive for a longer period). All representations, warranties, covenants and agreements of the Company and the Shareholders contained in this Agreement will remain operative and in full force and effect from the date of this Agreement until the earlier of the termination of this Agreement or the three year anniversary of the Closing, (except for covenants that by their terms survive for a longer period, and for the representations and warranties set forth in Sections 2.3 and 2.7, which shall survive for the statute of limitations period applicable to any claim which would constitute a breach thereof).

     8.2    Agreement to Indemnify. Subject to the limitations set forth in this
            ----------------------
Article VIII, each of the Shareholders, jointly and severally, hereby indemnify and hold harmless DoveBid and its officers, directors, agents and employees, and each person, if any, who controls or may control DoveBid within the meaning of the Securities Act (individually, a "DoveBid Indemnitee" and collectively, "DoveBid Indemnitees") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees and expenses ("Damages"):

            (a) arising out of any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Company or any Shareholder in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company or the Shareholders pursuant to this Agreement;

            (b) resulting from any failure of any Shareholder to have good, valid and marketable title to the issued and outstanding shares held by such Shareholder, free and clear of Liens, or any claim by a current or former shareholder, or any other person, firm, corporation or entity, seeking to assert or based upon ownership or rights to ownership of equity interest of the Company (or the Purchase Price), any rights of a shareholder of the Company, including any options, or preemptive rights or rights to notice or to vote, any rights under the Company's Articles of Incorporation, bylaws or other charter documents, any right under any agreement among the Company and the Shareholders or any claim that his or her equity interests or other securities were wrongfully repurchased by the Company;

            (c) in connection with a liability of the Company arising out of any acts, events, omissions or transactions occurring prior to the Closing Date, which liabilities were not disclosed to DoveBid in this Agreement or the Company Disclosure Letter and were either known or should have been known by the Shareholders at the time of the Closing, or any breach of any agreement entered into by the Company or the Shareholders prior to the Closing;

            (d) resulting from any claim by any investment banker, broker, finder or other agent in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby; or

            (e)    arising out of the Rangen Litigation and/or the Default
Judgment.

            The Shareholders agree that any Damages arising under Section 8.2(e) above shall be an Uncontested Claim for the purposes of this Article VIII and the Representative will be conclusively deemed to have consented, on behalf of all Shareholders, to the recovery by the DoveBid Indemnitees of the full amount of such Damages, including the offset of any such amount against the Judgment Amount, provided that the recovery of such Damages shall not be limited to the Judgment Amount.

            A Dovebid Indemnitee shall not be entitled to indemnification hereunder when the aggregate amount of Damages with respect to such Claim or Claims, together with all prior Claims by any DoveBid Indemnitee, exceeds $45,000 (the "Threshold Amount"), provided that once the aggregate of all Claims exceed the Threshold Amount, all such Claims may be made without deducting the Threshold Amount. The maximum aggregate liability of the Shareholder for Claims for indemnification under this Article VIII shall not exceed the Purchase Price. The obligation of indemnity shall terminate on the three-year anniversary of the Closing Date; provided, that if, on or prior to such date, written notice of the occurrence of a matter giving rise to a Claim is given by a DoveBid Indemnitee or a suit or action is commenced against a Shareholder by a DoveBid Indemnitee, the relevant DoveBid Indemnitee shall not be precluded from pursuing such Claim or suit or action or from recovering from the Shareholder on the Claim, suit or action by reason of the termination otherwise provided for above. The limitations on indemnification set forth in this paragraph shall not apply to the indemnification of Damages incurred by DoveBid with respect to the Rangen Litigation and/or the Default Judgment.

     8.3    Third Person Claims.
            -------------------

            8.3.1 Promptly after a DoveBid Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person (such claim or commencement of such action or proceeding being a "Third Person Claim") that could give rise to a right of indemnification under this Agreement, the DoveBid Indemnitee shall, as a condition precedent to a claim with respect thereto being made against the Shareholders, give the Representative written notice of such Third Person Claim describing in reasonable detail the nature of such Third Person Claim, a copy of all papers served with respect to that Third Person Claim (if any), an estimate of the amount of Damages attributable to the Third Person Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis for the DoveBid Indemnitee's request for indemnification under this Agreement; provided, however, that the failure of the DoveBid Indemnitee to give timely notice hereunder shall relieve the Shareholders of their indemnification obligations under this Agreement to the extent, but only to the extent that, such failure materially prejudices the Shareholders' ability to defend such claim.

            8.3.2 DoveBid shall defend any Third Person Claim, and the costs and expenses incurred by DoveBid in connection with such defense (including but not limited to reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which DoveBid may seek indemnity pursuant to a Claim made by any DoveBid Indemnitee hereunder. If DoveBid fails to defend such Third Person Claim, the Shareholders shall have the right to assume the defense thereof. The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Person Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the DoveBid Indemnitee, and may participate in settlement negotiations with respect to the Third Person Claim. No DoveBid Indemnitee shall enter into any settlement of a Third Person Claim without the prior written consent of the Representative (which consent shall not be unreasonably withheld), provided, that if the Representative shall have consented in writing to any such settlement, then the Representative shall have no power or authority to object to any Claim by any DoveBid Indemnitee for indemnity under Article VIII for the amount of such settlement; and the Shareholders will remain responsible to indemnify the DoveBid Indemnitee for all Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in Article VIII.

     8.4    Representative. Each of the Shareholders approves the designation of
            --------------
and designates the Representative as the representative of the Shareholders and as the attorney-in-fact and agent for and on behalf of each Shareholder with respect to the certification of Closing Stockholders' Equity under Section 1.4 hereof and claims for indemnification under this Article VIII and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including, without limitation, the exercise of the power to: (a) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (b) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article VIII; and (c) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each Shareholder with respect to the disposition, settlement or other handling of all claims under Article VIII and all rights or obligations arising under Article
VIII. The Shareholders will be bound by all actions taken and documents executed by the Representative in connection with Article VIII, and DoveBid will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Shareholder in the absence of gross negligence or willful misconduct on the part of the Representative. The Shareholders shall severally indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of Article VIII (including without limitation the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the Shareholders to the Representative pro rata in proportion to their respective percentage equity interests in the Company.

     8.5    Notice of Claim.  As used herein, the term "Claim" means a claim for
            ---------------
indemnification of a DoveBid Indemnitee for Damages under Article VIII. DoveBid may give notice of a Claim under this Agreement whether for its own Damages or for Damages incurred by any other DoveBid Indemnitee, and DoveBid will give written notice of a Claim executed by an officer of DoveBid (a "Notice of Claim") to the Representative promptly after DoveBid becomes aware of the existence of any potential claim by a DoveBid Indemnitee Person for indemnity for Damages under Article VIII, including in connection with any Third Person Claim .

     8.6    Contents of Notice of Claim.  Each Notice of Claim by DoveBid will
            ---------------------------
contain the following information:

            (a) that DoveBid has incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any DoveBid Indemnitee based on alleged facts, which if true, would give rise to liability for Damages to such DoveBid Indemnitee under Article VIII); and

            (b) a brief description, in reasonable detail (to the extent reasonably available to DoveBid), of the facts, circumstances or events giving rise to the alleged Damages based on DoveBid's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to DoveBid) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

     8.7    Resolution of Notice of Claim.  Any Notice of Claim received by the
            -----------------------------
Representative will be resolved as follows:

            (a)    Uncontested Claims. In the event that, within fifteen
                   ------------------
calendar days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to DoveBid (an "Uncontested Claim"), the Representative will be conclusively deemed to have consented, on behalf of all Shareholders, to the recovery by the DoveBid Indemnitee of the full amount of Damages specified in the Notice of Claim in accordance with this Article VIII, including the offset of any such amount against the Deferred Payment or against amounts owed by DoveBid to the Shareholders pursuant to the Convertible Promissory Notes or otherwise, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Shareholders for such amount in any court having jurisdiction over the matter where venue is proper.

            (b)    Contested Claims.  In the event that the Representative gives
                   ----------------
DoveBid written notice contesting all or any portion of a Notice of Claim (a "Contested Claim") within the fifteen day period, then: (i) such Contested Claim will be resolved by either (A) a written settlement agreement executed by DoveBid and the Representative or (B) in the absence of such a written settlement agreement, by binding arbitration between DoveBid and the Representative in accordance with the terms and provisions of Section 8.7(c).

            (c)    Arbitration of Contested Claims.  Each of DoveBid, and the
                   -------------------------------
Shareholders agree that any Contested Claim will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor ("J.A.M.S."), pursuant to the United States

Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in San Mateo County, California. Either DoveBid or the Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S.' Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of Section 8.7(c) of this Agreement. The parties will cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.' panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. A Contested Claim finally resolved in favor of DoveBid may be satisfied as if such Claim were an Uncontested Claim pursuant to
Section 8.7(a). The provisions of this Section 8.7(c) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

            (i)    Payment of Costs. DoveBid on the one hand, and the
                   ----------------
Shareholders (through the Representative), on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine the party who is the Prevailing Party and the party who is the Non-Prevailing Party. The Non-Prevailing Party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

            (ii)   Burden of Proof. Except as may be otherwise expressly
                   ---------------
provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

            (iii)  Award.  Upon the conclusion of any arbitration proceedings
                   -----
hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will deliver such documents to the Representative and DoveBid, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the Shareholders, the Representative and DoveBid, and will include an affirmative statement to such effect.

            (iv)   Timing.  The Representative, DoveBid and the arbitrator will
                   ------
conclude each arbitration pursuant to this Section 8.7 as promptly as possible for the Contested Claim being arbitrated.

            (v)    Terms of Arbitration. The arbitrator chosen in accordance
                   --------------------
with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.


                                  ARTICLE IX
                                    GENERAL

     9.1    Confidentiality.  The Company, the Shareholders and DoveBid each
            ---------------
recognize that they have received and will receive confidential information concerning the other during the course of the negotiations and preparations of this Agreement and the transactions contemplated herein. Accordingly, the Company, the Shareholders and DoveBid each agree (a) to use their respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Closing and related transactions. The obligations of this
Section 9.1 will not apply to information that is required, in the opinion of counsel to a party hereto, to be disclosed by statute, or governmental rule or regulation, or, following the Closing, to the disclosure of information regarding the Company by DoveBid. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section
9.1 and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

     9.2    Successors and Assigns.  Neither the Company nor any Shareholder may
            ----------------------
assign any of its rights or obligations hereunder without the prior written consent of DoveBid. DoveBid may not assign any of its rights or obligations hereunder without the prior written consent of Shareholders holding not less than a majority of the voting power in the Company, except that DoveBid may assign its rights and obligations hereunder without the prior written consent of any Shareholder in connection with a merger, consolidation or sale of all or substantially all of DoveBid's assets or in connection with a reincorporation, reorganization or other corporate recapitalization, provided that the acquiring or surviving corporation or entity agrees to assume all of DoveBid's obligations under this Agreement. This provision does not govern the assignment of the Convertible Subordinated Promissory Notes, which shall be governed solely by the provisions thereof. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.3    Entire Agreement; Amendments. This Agreement (including the
            ----------------------------
schedules and exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Shareholders, the Company and DoveBid and supersede any prior agreement, understanding or discussions relating to DoveBid or the transactions contemplated by this Agreement. Except as otherwise stated herein, this Agreement and the exhibits hereto may be modified or amended only by a written instrument executed by the

Shareholders, the Company and DoveBid, acting through their respective officers, and duly authorized by each of their Board of Directors.

     9.4    Counterparts. This Agreement may be executed simultaneously in two
            ------------
or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same agreement.

     9.5    Expenses; Taxes.  DoveBid will pay the fees, expenses and
            ---------------
disbursements of DoveBid and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by DoveBid under this Agreement. The Shareholders will pay their and the Company's respective fees, expenses and disbursements of counsel and accountants incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by them under this Agreement, provided, however, that DoveBid shall pay all reasonable costs incurred for the preparation of the financial statements and report of independent certified public accountants thereon with respect to the Company for the periods ended February 28, 1998, February 28, 1999 and December 31, 1999 or otherwise required by DoveBid in connection with any registration of DoveBid's securities pursuant to the Securities Act. Any expenses of the Shareholders and the Company not paid by the Shareholders at or prior to the Closing shall be treated as Damages under
Article VIII. The Shareholders shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement. The Company shall file, and the Shareholders shall cause the Company to file, all necessary documentation and tax returns with respect to such Transfer Taxes. In addition, the Shareholders acknowledge that they, and not DoveBid or the Company, will pay all taxes due upon the receipt by the Shareholders of each element of the Purchase Price pursuant to this Agreement.

     9.6    Notices.  All notices and other communications required or permitted
            -------
hereunder shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered by depositing the same in United States mail or a nationally recognized overnight courier service, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same in person to such party or to an officer or agent of such party (or in the case of the Shareholders by facsimile), as follows:

            (i) If mailed or delivered to DoveBid, to each of the following, using two separate mailings or deliveries:

                         DoveBid, Inc.
                         1241 East Hillsdale Blvd.
                         Foster City, CA 94404
                         Attn: Cory Ravid, Chief Financial Officer

                         DoveBid, Inc.
                         1241 East Hillsdale Blvd.
                         Foster City, CA 94404
                         Attn: Anthony Capobianco, General Counsel

            (ii) If mailed, delivered or faxed to the Representative, the Company or the Shareholders, to:

                         Philip Pollack & Co., Inc.
                         9945 Capitol Drive
                         Wheeling, Illinois 60090-7206
                         Attn: Ross J. Pollack
                         Fax No.: (847) 520-0707

            with a copy to:

                         Horwood Marcus & Berk Chartered
                         333 West Wacker Drive, Suite 2800
                         Chicago, IL  60606
                         Attn:  Jeffrey A. Hechtman
                         Fax No.:   (312) 606-3232

or to such other address (or in the case of the Shareholder's, the fax number) as any party hereto shall specify in writing to the other parties hereto pursuant to this Section 9.7 from time to time. Such notice shall be effective only upon actual receipt.

     9.7    Governing Law; Forum.  This Agreement shall be governed by and
            --------------------
construed in accordance with the laws of the State of California, without giving effect to laws concerning choice of law or conflicts of law. Except as set forth in Article VIII regarding the arbitration of Contested Claims, all disputes arising out of this Agreement or the obligations of the parties hereunder, including disputes that may arise following termination of this Agreement, shall be subject to the exclusive jurisdiction and venue of the California state courts of San Mateo County, California (or, if there is federal jurisdiction, then the exclusive jurisdiction and venue of the United States District Court having jurisdiction over San Mateo County). EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE PERSONAL AND EXCLUSIVE JURISDICTION AND VENUE OF SAID COURTS AND WAIVES TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME. The non-prevailing party in any such dispute shall pay all reasonable costs, fees and expenses related to the dispute, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party in such dispute.

     9.8    Exercise of Rights and Remedies. Except as otherwise provided
            -------------------------------
herein, no delay of, or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     9.9    Time.  Time is of the essence with respect to this Agreement.
            ----

     9.10   Reformation and Severability.  In case any provision of this
            ----------------------------
Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     9.11   Remedies Cumulative.  No right, remedy or election given by any term
            -------------------
of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law, or in equity or by contract.

     9.12   Construction.  This Agreement has been negotiated among DoveBid, the
            ------------
Company, the Shareholders and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     9.13   Captions.  The headings of this Agreement are inserted for
            --------
convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

             [The Remainder Of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by the respective authorized representatives of DoveBid and the Company and by each Shareholder as of the day and year first above written.


                              DOVEBID, INC.


                              By:   /s/ Anthony Capobianco
                                 ---------------------------------------
                              Name:  Anthony Capobianco
                              Title:  Vice President and General Counsel

                              PHILIP POLLACK & CO., INC.


                              By:   /s/  Ross J. Pollack
                                 ----------------------------------------
                              Name: Ross J. Pollack
                              Title: President


                                    /s/ Ross J. Pollack
                              -------------------------------------------
                              Ross J. Pollack


                                    /s/ Philip Pollack
                              -------------------------------------------
                              Philip Pollack